MISSISSIPPI CHEMICAL CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN


                            AS AMENDED AND RESTATED

                           EFFECTIVE JANUARY 1, 2000






                               TABLE OF CONTENTS

     SECTION                                                             PAGE

      1.    Introduction...................................................1
            1.1   Plan.....................................................1
            1.2   Effective Date...........................................1
            1.3   Purpose..................................................1

      2.    Participation and Supplemental Benefits........................1
            2.1   Eligibility..............................................1
            2.2   Election to Defer........................................2
            2.3   Amount of Deferral.......................................2
            2.4   Time of Election.........................................2
            2.5   Establishment and Adjustment of Deferred Stock Accounts..2

      3.    Payment of Deferred Compensation...............................3
            3.1   Payment of Deferred Compensation.........................3
            3.2   Installment Election; Further Deferrals..................3
            3.3   Death....................................................3
            3.4   Hardship Distribution....................................4
            3.5   Source of Payment........................................4
            3.6   Limitations on Issuance of Stock.........................4

      4.    Plan Administration............................................4
      4.1   Committee......................................................4
            4.2   Indemnification..........................................5

      5.    General........................................................5
            5.1   Interests not Transferable; Taxes........................5
            5.2   Facility of Payment......................................5
            5.3   Gender and Number........................................5
            5.4   Controlling Law..........................................5
            5.5   Successors...............................................5
            5.6   Not a Contract...........................................6

      6.    Amendment, Termination and Cessation of Trading................6
            6.1   Amendment and Termination................................6
            6.2   Cessation of Trading in Employer Stock...................6

      7.    Execution of Plan..............................................6



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                                   SECTION 1

                                  INTRODUCTION

      1.1 Plan. This plan has been established by Mississippi Chemical Corporation for the benefit of eligible employees of Mississippi Chemical Corporation, Mississippi Chemical Management Company and Mississippi Chemical Company, L.P. (hereinafter collectively referred to as the "Employer"), and shall be known as the Mississippi Chemical Corporation Executive Deferred Compensation Plan (the "Plan"). Other subsidiaries and affiliates of Mississippi Chemical may adopt this Plan for the benefit of any of their employees, subject to the approval of the Committee (as defined in Section 4.1 below).

      1.2   Effective Date.  The Plan was originally adopted effective
August 26, 1997, subject to shareholder approval of the material terms of the Plan in accordance with Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), which occurred on November 11, 1997. The Plan is hereby amended and restated, effective January 1, 2000.

      1.3 Purpose. This Plan has been established to provide incentives to a select group of the Employer's executive officers and key employees to more closely align their interests with those of the shareholders of Mississippi Chemical Corporation and to work towards growth in the Employer's shareholder value, by risking certain payments otherwise payable to them for deferred compensation based on the value of Mississippi Chemical Corporation common stock ("Stock"). This Plan is intended to permit such executive officers and key employees to elect to defer certain incentive payments that would otherwise be payable pursuant to the Employer's Officer and Key Employee Incentive Plan, any payment that would otherwise be made under any "all-employee" profit-sharing plan of the Employer or of a subsidiary or affiliate of Mississippi Chemical Corporation which has adopted this Plan with the approval of the Committee, and under any other bonus, profit-sharing or incentive plan of the Employer or of a subsidiary or affiliate of Mississippi Chemical Corporation which has adopted this Plan with the approval of the Committee (hereinafter collectively referred to as "Incentive Payments") and to elect to defer a portion of their salary. This Plan is intended to provide additional incentives to such executive officers and key employees to more closely align their interests with those of the shareholders of Mississippi Chemical Corporation and work towards growth in the Employer's shareholder value by risking compensation otherwise payable to them for deferred compensation based on future growth in the value of Stock. This Plan is intended to be unfunded for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Amounts deferred under this Plan that would otherwise be payable under the Officer and Key Employee Incentive Plan are intended to qualify as qualified performance-based compensation under Code Section 162(m)(4)(C) and related Treasury regulations, and this Plan shall be interpreted accordingly.

                                   SECTION 2

                    PARTICIPATION AND SUPPLEMENTAL BENEFITS

      2.1 Eligibility. Each executive officer and key employee of the Employer who is named in writing by the Committee ("Executive") will be eligible to become a Participant under this Plan. Eligibility shall be limited to a select group of management or highly compensated employees in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

     2.2 Election to Defer. An Executive may elect to defer (a) all or a portion of his Incentive Payments or (b) any percentage or dollar amount, up to 10 percent of the salary that would otherwise be payable to him, by filing a written election with the Committee on forms to be prescribed by the Committee at the time prescribed in Section 2.4 below. Such election must include a designation of beneficiary. Upon making such election, the Executive shall become a "Participant" in this Plan.

     2.3 Amount of Deferral. The amount of Incentive Payments and the amount of salary to be deferred in any calendar year shall be designated by the Participant in dollar or percentage terms on forms to be prescribed by the Committee.

      2.4 Time of Election. A separate election to defer must be filed for each calendar year in which a Participant desires to defer any Incentive Payments and/or salary, and must be received by the end of the calendar year preceding the calendar year in which the Incentive Payments and/or salary would otherwise be paid. Any election by a Participant with respect to a given calendar year will not preclude a different action with respect to any subsequent calendar year. Notwithstanding the foregoing, any eligible Executive may, within 30 days of first becoming eligible to participate in this Plan, elect to defer any Incentive Payments and/or salary earned subsequent to such election for the balance of the calendar year in which he first becomes eligible.

      2.5 Establishment and Adjustment of Deferred Stock Accounts. The Committee shall cause a "Deferred Stock Account" to be created for each Participant. The Deferred Stock Account shall be a mere bookkeeping account reflecting the Employer's future obligation to make payments under this Plan, and shall not confer on any Participant any of the rights of a stockholder of Mississippi Chemical Corporation. A Participant's Deferred Stock Account shall be credited with "deferred shares" effective as of the date payment of a cash Incentive Payment and/or salary would have been made, absent the Participant's election to defer such amount pursuant to this Plan. The number of "deferred shares" to be credited shall be determined by dividing (a) 150 percent of the dollar amount of the Incentive Payment and/or salary that otherwise would have been payable to the Participant by (b) the fair market value of one share of Stock as of the July 1 immediately prior to the calendar year in which payment of the Incentive Payment and/or salary would otherwise have occurred. Notwithstanding the foregoing, in no event shall the number of deferred shares credited be less than (i) 150 percent of the dollar amount of the cash Incentive Payment and/or salary the Participant has elected to defer, divided by (ii) the fair market value of one share of Stock as of the date such Incentive Payment and/or salary would otherwise have been paid in cash. The result of such division shall be rounded up to the nearest whole share.
A Participant's Deferred Stock Account shall be credited, effective as of the payment date of any dividend on the Stock, with additional shares of deferred stock, calculated by dividing (x) the dollar amount of the dividend per share times the number of deferred shares then credited to the Participant's
Deferred Stock Account by (y) the fair market value of one share of Stock.
The Committee shall cause each Participant's Deferred Stock Account to be adjusted to reflect stock splits, stock dividends, exchange of stock in connection with a merger, and similar transactions to produce the same number of deferred shares as the holder of an equal number of shares of Stock would have following such a transaction. Whenever payment of all or any portion of a Participant's Deferred Stock Account is to be made in cash hereunder, the amount of cash to be paid to the Participant is to be determined by multiplying the number of deferred shares to be distributed by the fair market value of such shares. For purposes of this Section 2.5, "fair market value" of a share of Stock shall equal the average of the closing prices of a share as reported on the New York Stock Exchange for the last 20 trading days prior to the date in question.

                                   SECTION 3

                        PAYMENT OF DEFERRED COMPENSATION

     3.1  Payment of Deferred Compensation.  Subject to the provisions of
Section 3.2, a Participant shall be entitled to receive shares of Stock equal to the number of deferred shares then credited to the Participant's Deferred Stock Account, computed in accordance with Section 2.5 above, on the first to occur of (a) 30 days following the end of the calendar year in which such Participant ceases to be an employee of the Employer due to separation of employment, retirement, Total Disability (as defined below), or death or
(b) the payment date that he elected at the time of his deferral election, which date shall be equal to or more than 18 months after the date of the deferral election. The shares issued to the Participant may be authorized and previously unissued shares or Treasury shares. For purposes of this Plan, the term "Total Disability" shall mean inability to perform the normal functions of his current position with the Company due to a physical or mental condition, disease, or injury that is anticipated to last at least 12 months. The Committee shall determine whether Total Disability has occurred based on such evidence as it deems satisfactory.

     3.2 Installment Election; Further Deferrals. Subject to the approval of the Committee, in lieu of receiving the lump-sum issuance of Stock to which the Participant may be entitled pursuant to the provisions of Section 3.1 above at the time specified therein, a Participant may elect to receive installment payments by delivering to the Committee at any time prior to December 31 of the calendar year preceding the calendar year in which payment would otherwise occur hereunder, written notice of the Participant's election to receive the amount credited to his Deferred Stock Account in such number of annual installments (not to exceed installments extending over 10 years) and commencing on such date (which date shall be no earlier than the date on which the balance in the Participant's Deferred Stock Account would otherwise be paid to the Participant) as is specified in the written notice. Subject to the approval of the Committee, a Participant may also elect, no later than December 31 of the calendar year preceding the calendar year in which issuance of shares of Stock would otherwise occur under Section 3.1 above, to defer issuance of such shares of Stock until a later date specified in such election. A Participant may modify or rescind an installment election or further deferral election in its entirety at any time prior to the December 31 date referred to in this Section 3.2, but on such December 31 the election shall become irrevocable.

     3.3 Death. If a Participant dies before receiving all amounts credited to his Deferred Stock Account, the entire unpaid amount shall be paid in one
(1) lump sum in accordance with Section 3.1 above to the beneficiary designated by such Participant. No beneficiary designation shall be valid unless it is in writing, signed by the Participant, dated and filed with the Committee prior to death. Any beneficiary designation may be revoked and a new designation may be made, as long as the new designation is in writing, signed by the Participant, dated and filed with the Committee prior to death. If no beneficiary has been designated, or no designated beneficiary survives the Participant, any unpaid amounts will be paid to the Participant's surviving spouse, or if the Participant does not have a surviving spouse, to the Participant's estate as soon as administratively possible.

     3.4 Hardship Distribution. A Participant or beneficiary may request acceleration of the payment terms hereunder only in the event of severe financial hardship resulting from an Unforeseeable Emergency (as defined below). The amount of the hardship distribution is limited to the amount necessary to meet the emergency. Such request shall specify in detail the grounds for the requested modification and shall be referred to the Committee. The decision of the Committee with respect to the requested modification shall be solely at the discretion of the Committee and in accordance with its evaluation of the exigencies of the situation. Such decision shall be binding on the Employer and Participant. For purposes of this Plan, the term "Unforeseeable Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary that would result in severe financial hardship to the individual if early withdrawal were not permitted and that otherwise meets the requirements of such term in any applicable statute or regulation.

     3.5  Source of Payment.  All payments under this Plan in cash pursuant to
Section 3.6 below shall be paid from the general funds of the Employer or from such other funding vehicle as the Committee shall provide, and all distributions of Stock under this Plan shall be made from authorized but unissued shares, Treasury shares or shares purchased with general funds of the Employer, or from such other funding vehicle as the Committee shall provide, provided that all assets paid into any funding vehicle shall, at all times prior to payment to a Participant or beneficiary, be subject to the general creditors of the Employer. The Employer shall be under no obligation to segregate any assets in connection with the maintenance of any Deferred Stock Account, nor shall anything contained in this Plan or any action taken pursuant to this Plan create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Employer may designate to pay the amounts credited to the Deferred Stock Accounts shall at all times remain in the Employer, and Participants shall not have any property interest whatsoever in any specific assets of the Employer. Each Participant's interest in his Deferred Stock Account shall be limited to the Employer's promise to make payment of such Account in the future pursuant to terms of this Plan, and such right to receive future payment shall be no greater than the right of any other unsecured general creditor of the Employer.

     3.6 Limitations on Issuance of Stock. Notwithstanding anything to the contrary in this Plan, in lieu of issuing Stock of the Employer to a Participant, the Employer reserves the right to pay a Participant in cash equal to the fair market value (determined in accordance with Section 2.5 above) of the deferred shares credited to his Deferred Stock Account, if the Employer, in its sole discretion, determines that it is necessary or desirable to do so to comply with any provision of federal or state law, stock exchange listing rules, or its articles or bylaws.

                                   SECTION 4

                              PLAN ADMINISTRATION

     4.1 Committee. The terms "Committee" and "Compensation Committee" mean the Compensation Committee established by Mississippi Chemical Corporation's Board of Directors. The Committee shall have complete authority to control and manage the operation and administration of this Plan. The Committee shall interpret this Plan and shall determine all questions arising in the administration and interpretation of this Plan; however, all such interpretations and decisions shall be applied in a uniform manner to all similarly situated Participants. All decisions and interpretations of the Committee made in good faith pursuant to this Plan shall be final, conclusive and binding on all persons, subject only to the claims review procedures required by ERISA.

    4.2 Indemnification. In the event and to the extent not insured under any contract of insurance with an insurance company, the Employer shall indemnify and hold harmless each Indemnified Person, as defined below, against any and all claims, demands, suits, proceedings, losses, damages, interest, penalties, fines, expenses (specifically including, but not limited to, counsel fees to the extent approved by the Board of Directors of Mississippi Chemical Corporation or otherwise provided by law, court costs and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement with the approval of the Board of Directors, arising from any action or cause of action related to the Indemnified Person's act or acts or failure to act. Such indemnity shall apply regardless of whether such claims, demands, suits, proceedings, losses, damages, interest, penalties, fines, expenses, and liability arise in whole or in part from (a) the negligence or other fault of the Indemnified Person or (b) from the imposition on such Indemnified Person of any civil penalties or excise tax pursuant to ERISA or the Code; except when the same is judicially determined to be due to gross negligence, fraud, recklessness, or willful or intentional misconduct of such Indemnified Person. The indemnification provided in this Section 4.2 shall not be construed to limit or supersede any other indemnity provided by the Employer. "Indemnified Person" shall mean the Committee and each employee, officer, or director of the Employer acting in a decision-making or administrative role with respect to this Plan.

                                   SECTION 5

                                    GENERAL

      5.1 Interests Not Transferable; Taxes. Except as to any withholding of federal, state or local tax and except with respect to assignment of amounts currently due and payable hereunder to an alternate payee pursuant to a "qualified domestic relations order" as defined in ERISA, the interest of any Participant or his spouse or his beneficiary under this Plan is not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered. The Committee shall have the discretion and sole authority to determine the amount and timing of any withholding or employment taxes with respect to amounts accrued or paid under this Plan.

      5.2 Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

      5.3 Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

      5.4 Controlling Law. To the extent not superseded by the laws of the United States, the laws of Mississippi shall be controlling in all matters relating to this Plan.

      5.5 Successors. This Plan is binding on the Employer and will be binding on, and inure to the benefit of, any successor of the Employer, whether by way of purchase, merger, consolidation or otherwise.

      5.6 Not a Contract. This Plan does not constitute a contract of employment and shall not be construed to give any Participant the right to be retained in the Employer's service.

                                   SECTION 6

                             AMENDMENT, TERMINATION
                            AND CESSATION OF TRADING

      6.1 Amendment and Termination. While the Employer expects to continue this Plan indefinitely, the Compensation Committee must necessarily reserve, and hereby reserves, the right to terminate this Plan at any time and to amend this Plan at any time, but no more than once in any six-month period, except to comport with changes in the Code, provided that in no event shall any Participant's Deferred Stock Account accrued to the date of such amendment or termination be reduced by such action without the specific written agreement of the Participant to such modification or reduction. In the event the Committee elects to terminate this Plan, the Employer reserves the right to settle all liabilities under this Plan by paying each Participant a lump-sum payment in cash or in Stock, determined at the Committee's sole election, in full satisfaction of his benefits hereunder. Such lump sum shall equal the value of his Deferred Stock Account valued through the date of Plan termination pursuant to Section 2.5 above.

      6.2 Cessation of Trading in Employer Stock. Notwithstanding anything to the contrary in this Plan, in the event the Stock permanently ceases to be traded on a national stock exchange or over the counter for any reason other than a merger with another publicly traded entity, or ceases to exist for any reason other than a merger (whether due to liquidation or other event), within sixty (60) days of such event, the Employer (or its successor) shall distribute to each Participant (or beneficiary) the value of the entire balance of his Deferred Stock Account in cash, based on the fair market value as calculated under Section 2.5 above, as of the last date the Stock was traded.

                                   SECTION 7

                               EXECUTION OF PLAN

      To record the amendment and restatement of this Plan, the undersigned, being duly authorized to act on behalf of the Compensation Committee of the Board of Directors of Mississippi Chemical Corporation, have executed this document at Yazoo City, Mississippi.


Dated:  November 23, 1999                MISSISSIPPI CHEMICAL CORPORATION


                                         By:________________________________
                                             John Sharp Howie
                                             Chairman, Compensation Committee


                                         By:________________________________
                                             Ethel Truly
                                             Vice President - Administration